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                                                                    Exhibit 10.3

                      ADDENDUM TO RESTATED DEMEGEN-MYCOGEN
                          LICENSE AND ROYALTY AGREEMENT


         This Addendum is made this 11th day of October, 1998 (the "Addendum Effective Date"), by and between Demegen, Inc. ("Demegen") and Mycogen Corporation ("Licensee").

         WHEREAS, Demegen (formerly known as Demeter BioTechnologies, Ltd.) and Mycogen are parties to that certain Restated Demegen-Mycogen License and Royalty Agreement effective September 23, 1997, relating to an exclusive license of certain biocontrol peptide technology by Demegen to Mycogen for disease control in plants (the "Agreement"); and

         WHEREAS, Mycogen was granted a first right of refusal under the Agreement through October 1, 1998, to obtain an exclusive license to Demegen Nutrition Patents and Technology (as defined therein); and

         WHEREAS, Licensee desires to execute its right of first refusal and obtain a license from Demegen for the Demegen Nutrition Patents and Technology and Demegen desires to grant said license;

         THEREFORE, in consideration of the mutual obligations set forth in this Addendum, Demegen and Licensee agree as follows.

                             ARTICLE I. DEFINITIONS

A. All capitalized terms defined in the Agreement will have the same meanings as set forth therein when used in this Addendum.

B. "Licensed Nutritional Plant Products" means transgenic plant(s) containing a gene encoding for a nutritional protein the use of which either (i) involves the use of technology included within Nutrition Patents and Technology; or (ii) would otherwise infringe a valid claim of any applicable patent included within Nutrition Patents and Technology absent the license granted under this Addendum. The first sentence of this Paragraph B includes, but not limited to, plant(s) which are induced to produce a nutritional protein (e.g., through the use of RNA viral expression systems).

C. "Supplemental Nutrition Applications" means (i) the use of genes in plants to produce amino acids or proteins for extraction and removal from all associated plant material and subsequent sale of the purified amino acids or proteins for nutrition purposes in animals, and (ii) the production of amino acids or proteins in bacteria for extraction and inclusion for nutritional purposes in animal feedstuff.

D. "Foundation" means the not-for-profit foundation being established by Dr. Jesse Jaynes and/or Demegen for humanitarian purposes.


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E. "Nutritional Field of Use" means the use of peptides to increase the protein levels, or increase the levels of particular amino acids in transgenic plants or the use of peptides to increase the bioavailability of proteins in plants when these plants or plant parts are ingested by animals including, but not limited to, humans and fish. This field of use does not include the field of Supplemental Nutritional Applications.

F. "Cumulative Revenue Benchmark" means the actual receipt by Licensee and its Affiliates of the sum of Twenty Million Dollars ($20,000,000) in the cumulative aggregated Net Sales and Trait Marketing Income of a Crop species designated in Paragraph E of Article IV.

G. "Addendum Effective Date" means the date on which this Addendum becomes effective in accordance with Article XII.

H. The definition of Nutrition Patents and Technology is hereby amended to exclude any technology, material and patents or patent applications acquired by Demegen (other than by the development by Demegen) after the Addendum Effective Date (the "After Acquired Nutritional Technology").


                      ARTICLE II. LICENSE AND OTHER GRANTS

A. SCOPE OF LICENSE TO LICENSEE

         1. LICENSED NUTRITIONAL PLANT PRODUCTS. Subject to the terms and conditions of this Addendum, Demegen grants to Licensee, and Licensee accepts from Demegen, an exclusive world-wide license to Nutrition Patents and Technology to make, have made, use, offer to sell, sell for use and sublicense Licensed Nutritional Plant Products in the Nutritional Field of Use.

         2. SUBLICENSING RIGHTS AND RESTRICTIONS. Licensee will have the right to sublicense any of the rights granted to Licensee hereunder, except that Licensee will not have the right to assign, transfer or sublicense any rights under the LSU Licensed Patents or the Supplemental Patent Rights without the express prior approval of LSU, such approval not to be unreasonably withheld.

                  Notwithstanding the foregoing, no prior approval from LSU will be required: (i) to sell Licensed Nutritional Products to arms-length purchasers (e.g. distributors or farmers), even where such a sale is accompanied by an express or implied sublicense under one or more of the LSU Licensed Patents or Supplemental Patent Rights regarding the commercial use of such Licensed Nutritional Product for non-developmental purposes (ii) to sublicense an Affiliate of Licensee in accordance with Paragraph 5 of this Article II; or
(iii) to license a third party under one or more LSU-approved standard-form sublicenses (the "Standard-Form Sublicenses"). Attached as Schedule D is a Standard-Form Sublicense which has been approved by LSU.

         3. STANDARD-FORM SUBLICENSE. At any time during the term of this Addendum, Licensee may request that LSU and Licensee negotiate in good faith to develop one or more



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additional Standard-Form Sublicenses. Licensee shall prepare the first draft of each proposed Standard-Form Sublicense, and thereafter the parties shall discuss and negotiate modifications to the initial draft in good faith. Each party's obligation in this respect is limited to an obligation to negotiate in good faith; neither party is obligated to approve a proposed Standard-Form Sublicense if mutually agreeable terms cannot be found.

                  By way of illustration and not limitation, the factors that LSU considers important in reviewing proposed sublicenses include the following: adequate liability insurance; adequate indemnity in favor of LSU; prohibitions against further assignment, sub-sublicensing, or transfer; prohibitions against the use of LSU's name; prohibitions against patent misuse; the right to audit; marking of Licensed Nutritional Products with appropriate patent numbers; and, if a particular sublicense is intended to survive a possible termination of the present Agreement before the expiration of all pertinent LSU patents, if any, included within Nutrition Patents and Technology, a clear and acceptable demarcation of the respective rights and obligations of LSU and the sublicensee in those circumstances. Once LSU and Licensee have approved the form and substance of a particular Standard-Form Sublicense, Licensee may thereafter enter into one or more sublicenses with third parties using that approved Standard-Form Sublicense, without further approval from LSU, provided that: (1) no modifications are made to the approved Standard-Form Sublicense that would diminish in any respect the protections afforded to LSU by the approved Standard-Form Sublicense (other modifications being permissible if they do not diminish the protections afforded to LSU in any manner); and (2) a complete copy of the fully-executed Standard-Form Sublicense is delivered to LSU within thirty days of execution. A proposed sublicense that does not satisfy these criteria may be submitted for LSU's review and approval under Paragraph 2 above.

                  LSU may at any time, acting in good faith, withdraw its approval of a particular Standard-Form Sublicense upon notice to Licensee. Such a withdrawal of approval shall not affect the validity of any sublicense using that Standard-Form Sublicense that was fully executed by all parties prior to LSU's withdrawal of approval. Where reasonably feasible, LSU shall inform Licensee of the reason for LSU's withdrawal of a previous approval, and shall propose modifications to the Standard-Form Sublicense that would make it once again acceptable to LSU.

         4. U.S. GOVERNMENT RIGHTS. The licenses granted to Licensee under Paragraphs 1 and 2 above are subject to any rights that the United States Government may have in Nutritional Patents and Technology pursuant to 35 U.S.C. Sections 200-212.

         5. AFFILIATES. Licensee will have the right to extend the license rights granted under this Addendum to Affiliates of Licensee, provided that such Affiliates agree in writing to be bound by all of the provisions of this Addendum.

B. TERM. The term of this Addendum will continue until the later of (i) expiration of the last to expire of any patent within Nutritional Patents and Technology; or (ii) the cessation of the sale or use of any Licensed Nutritional Plant Products by Licensee or its Affiliates, or any of their sublicensee, unless earlier terminated in accordance with applicable provisions of this


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Addendum. Should the LSU License be terminated or converted into a non-exclusive license by LSU, LSU has agreed that Licensee's rights under this Addendum regarding the LSU Licensed Patents and Supplemental Patent Rights will not be diminished for the term of the LSU License, provided that; (i) Licensee pays to LSU, or to such other person or entity which holds the rights granted by LSU to Demegen which are sublicensed to Licensee under this Addendum, the royalties otherwise payable under this Addendum; (ii) Licensee is not in breach of any other material term of the Agreement; and (iii) in connection with the continuation of this License following the termination of the LSU License, LSU will not incur any obligation which it did not already have to Demegen under the LSU License, or to Licensee under the terms of this Addendum. The parties acknowledge that the term of the LSU License only extends until the last to expire of any patents included within the definition of "Licensed Patents" as defined in said License Agreement.

C. RIGHT OF FIRST REFUSAL. Subject to the terms and conditions of this Addendum, Demegen also grants to Licensee rights of first refusal to obtain exclusive licenses to: (i) Nutrition Patents and Technology for Supplemental Nutrition Applications; and (ii) After Acquired Nutritional Technology; in accordance with the provisions of Article VI.

D. LIMITED RESERVATION OF RIGHTS. Licensee agrees to a limited reservation of rights by Demegen in Nutritional Patents and Technology to permit Demegen to grant to the Foundation a non-exclusive, royalty-free license to Nutrition Patents and Technology solely for humanitarian purposes, subject to Licensee's consent, which consent will not be unreasonably withheld. Licensee further agrees, as additional consideration for the grant of the license under this Addendum, to amend the Agreement to permit Demegen to grant a license to the Foundation to Licensed Patents and Licensed Technology solely for humanitarian purposes, subject to Licensee's consent, which consent will not be unreasonably withheld.


                         ARTICLE III. ROYALTIES AND FEES

(The information marked by *** has been omitted by a request for confidential treatment. The omitted portion will be filed separately with the Commission.)

A. MINIMUM ANNUAL ROYALTIES. Licensee shall pay Demegen a minimum royalty of *** per year for the licenses granted pursuant to this Addendum (the "Minimum Annual Royalty"), such Minimum Annual Royalty will be first payable upon the signing of this Addendum and on the anniversary of said date in each subsequent year, which amount will be increased for each year after the first year by $*** per year. The Minimum Annual Royalty obligation will terminate upon: (i) the achievement of both "Technical Feasibility Benchmarks" set forth in Section A of Article IV and any one of the three "Animal Feeding Benchmarks" set forth in Section B of
Article IV; and (ii) the payment by Licensee of the amounts due to Demegen for the achievement of said benchmarks.

B. EARNED ROYALTY ON SALES BY LICENSEE.

         1. On a quarterly basis, Licensee shall pay to Demegen an earned royalty for Licensed Nutritional Plant Products in an amount equal to the greater of the following two amounts [(a) or (b)] for each Licensed Nutritional Plant Product that is made, used, sold, or


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imported by Licensee; (a) the sum of *** of Net Sales, if any, and *** of Trait
Marketing Revenue, if any; or (b) the sum of *** of Gross Value Added, if any, and *** of Trait Marketing Revenue, if any.

         2. Earned royalties on sales will be paid quarterly, by March 15, June 15, September 15 and December 15 based on Net Sales receipts received by Licensee during the prior three-month calendar quarter. The royalty calculation for each calendar quarter will be determined independently, without carrying forward or carrying backward amounts attributable to any other calendar quarter. Furthermore, the royalty for each Licensed Plant Product will be determined separately - so that it is possible, for example, that the royalty for the first such Licensed Plant Product could be *** of Net Sales, while the royalty for a second Licensed Plant Product during the same calendar quarter could be *** of Gross Value Added.

         3. In the event that no plant product exists which is the suitable standard of comparison for use in the determination of Gross Value Added for a Licensed Plant Product, Licensee and Demegen will meet, discuss and attempt to mutually agree upon an appropriate standard plant product to be used for the purposes of calculating the Gross Value Added. In the event the parties are unable to agree upon this standard, the matter will be referred to arbitration in accordance with Paragraph J of Article XVIII.

         4. No royalty will be due on the sale, use, importation or transfer of any Licensed Nutritional Plant Product which is used for the production of additional planting stock of such Licensed Nutritional Plant Product under a contract for the repurchase of such production by Licensee or its Affiliates. No royalty will be due on the resale of planting stock of Licensed Nutritional Plant Products purchased from a sublicensee in the case of crop failure, or on the use of a crop of Licensed Nutritional Plant Products purchased from a customer of such planting stock (e.g., a grain crop used to produce oil), to the extent that Demegen has already received royalties to which it was entitled with respect to the planting stock of such Licensed Nutritional Plant Products under the terms of this Addendum calculated on the basis of a bona-fide arms-length transaction at royalty rates offered to purchasers not having the relationship of seller to or producer for Licensee.

C. EARNED ROYALTIES FROM SUBLICENSEES. For payments received from sublicensees for the use of the technology licensed to Licensee under this Addendum (other than payments made for the purchase or use by a sublicensee of a Licensed Nutritional Product manufactured by Licensee or its Affiliates, which payments are subject to the provisions of Paragraph B above), Licensee shall pay to Demegen earned royalties on a quarterly basis in accordance with the provisions set forth below:

         1. For payments from sublicensees which are license issue fees, license maintenance fees, or technology milestone payments, an amount equal to *** of such payments received by Licensee for all Crops. Specifically excluded from such payments are payments to Licensee attributed for bona fide services rendered by Licensee to sublicensees for regulatory support, product registration, and research and development funding, and Trait Marketing Revenue.


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         2. For payments from sublicensees which are running royalties calculated as a percentage of sublicensee's Net Sales, an amount equal to *** of the *** of such payments received by Licensee on a Licensed Nutritional Product-by-Licensed Nutritional Product basis and *** of the amount *** for each such Licensed Nutritional Product; except that, for Licensed Nutritional Products for fruit and vegetable crops (other than Solanum tuberosum (potato), the amount to be paid to Demegen for said payments from sublicenses in *** for each such Licensed Nutritional Product will be *** of such excess.

         3. For payments from sublicensees of Trait Marketing Revenue which are not covered by the provisions of Paragraph B, an amount equal to *** of such payments received by Licensee. (That is, for Trait Licensing Revenue received in connection with applicable sales by sublicensees under the Agreement, the earned royalty due will be *** of the net amount of said revenue actually received by Licensee and its Affiliates after all discounts, rebates, collection fees, refunds and returns.)

         4. Earned royalties on payments received from sublicensees which are covered by this Paragraph C will be paid quarterly, by March 15, July 15, September 15 and December 15 based on all such payments received by Licensee during the prior calendar quarter.

D. QUARTERLY REPORTS. Licensee shall forward to Demegen quarterly reports on or before March 15, July 15, September 15, and December 15 of each year, for the preceding calendar quarter, containing the data, information, and documentation necessary to determine fully the amounts owed by Licensee to Demegen under this Addendum. The quarterly reports will also provide information on the status of Licensee's marketing and/or sublicensing of Licensed Nutritional Plant Products. Such a report shall be made for each quarter beginning after commercialization of the first Licensed Product, whether or not any payment is due for that quarter.

E. PATENT COSTS. Without affecting Demegen's obligation to LSU for patent prosecution under the License Agreement, Licensee will pay all reasonable out-of-pocket costs, fees and attorneys' fees and expenses of maintenance and/or further prosecution of all patents included within the Nutritional Patent Rights and Technology listed in section A3 of the Agreement on the same basis as set forth in Section F of Article III of the Agreement.

                         ARTICLE IV. BENCHMARK PAYMENTS

A. TECHNICAL FEASIBILITY BENCHMARKS IN MONOCOTS AND DICOTS. A payment of *** shall be made by Licensee to Demegen upon the achievement of the technical feasibility benchmarks set forth on Addendum Schedule A in each of a monocot and a dicot (other than sweet potato), up to a total of *** for the achievement of said benchmarks in both a monocot and a dicot (other than sweet potato).


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B. ANIMAL FEEDING BENCHMARKS. A payment of *** shall be made by Licensee to
Demegen upon the achievement of the animal feeding benchmarks set forth in Addendum Schedule B in each of swine, poultry and rat feeding studies with plant material, up to a total of *** for the achievement of the animal feeding benchmarks for all three animals.

C. ADDITIONAL PAYMENT FOR FIRST COMMERCIAL SALE OF CERTAIN CROP(S). In addition to the payment provided under subparagraph C hereof, payments of *** each shall be made by Licensee to Demegen on the First Commercial Sale of Licensed Plant Products within a Crop of ***, ***, ***, *** or ***, up to a total of *** if there is a First Commercial Sale in each of four of said *** crops.

D. ADDITIONAL PAYMENT FOR FIRST COMMERCIAL SALE OF ANY OTHER CROP WITHIN THE FIELD OF ACTIVITY. Licensee shall make a payment to Demegen upon the First Commercial Sale of any Licensed Plant Products for any Crop, other than a Crop for which a *** payment was made to Demegen under Section C of this Article IV, of an amount equal to *** for each Crop up to a maximum total of *** (that is, *** for each of the first *** such Crops.

E. ADDITIONAL PAYMENTS FOR ACHIEVEMENT OF CUMULATIVE GROSS MARGIN BENCHMARK FOR SALE OF CERTAIN CROP(S). In addition to the payment set forth above, payments of *** each shall be made by Licensee upon the achievement of Cumulative Gross Margin Benchmark in each of a ***, ***, ***, ***, and ***, up to a total of *** if a Cumulative Gross Margin Benchmark is achieved in each of ***.

F. PAYMENT. Each Benchmark payment will be due and payable in full on or before the thirtieth (30th) day following the satisfaction of all conditions which give rise to the payment obligation for such benchmark.

G. INFLATION ADJUSTMENT. To the extent that any of the specific dollar amounts set forth in Paragraph A, B and C of this Article have not been paid by January 1, 2006 such remaining amounts will be adjusted upward annually by any increases in the United States Consumer Price Index For All Urban Consumers, All Items U.S. City Average (the "Index") from its value in January, 1999, less one percent (1%) per year. No downward adjustments will be made. The dollar figures shall first be adjusted beginning in January 2006.

                   ARTICLE V. AUDITING AND PAYMENT PROCEDURES

         The Auditing and Payment Provisions of Article V of the Agreement will apply to Licensees payments and recordkeeping under this Addendum.


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                 ARTICLE VI. AGREEMENT NOT TO LICENSE CONCERNING
                       SUPPLEMENTAL NUTRITION APPLICATIONS

         In order to provide Licensee with the opportunity to negotiate an exclusive license for said applications, Demegen will not license rights under the Nutrition Patents and Technology to any third party for Supplemental Nutritional Applications or to After-Acquired Nutritional Technology for use in the Nutritional Field of Use or in the field of Supplemental Nutritional Applications without first offering Licensee an opportunity to negotiate for said license. In the event Demegen and Licensee are unable to reach agreement on the terms of any such license, and obtain LSU's consent thereto to the extent that LSU Licensed Patents or Supplemental Patent Rights are involved, within 120 days after the commencement of said negotiations Demegen will thereafter be free to license said applications to others. However, should Demegen offer a license to said rights to a third party on terms more favorable than those offered to Licensee within one year from said date, Licensee will have a right of first refusal to obtain such license on the terms so offered. During the term of the option, and prior to Licensee's exercise of the option, Licensee will have the right, but not the obligation to designate and pay for patent prosecution and maintenance of patents for Supplemental Nutritional Applications or After-Acquired Nutritional Technology.

                     ARTICLE VII. JOINT DEVELOPMENT PROGRAM
                       REGARDING PEPTIDES FOR NUTRITIONAL
                              IMPROVEMENT OF PLANTS

A. JOINT DEVELOPMENT PROGRAM. Licensee and Demegen, without restricting any activities they may desire to participate in with third parties, will engage in a joint development program commencing on the effective date of this Addendum to screen and produce peptides for use in nutritional improvements in plants.

B. RESEARCH COMMITTEE. The joint development program will be conducted under the direction of a research committee composed of two members appointed by Demegen and two members appointed by Licensee. The research committee will establish the specific objectives of the program, determine the activities to be performed by the parties, and measure progress against goals. All decisions of the research committee will be made by unanimous consent. The research committee will meet four (4) times per year. In the event the committee is unable to agree on any issue, the matter will be decided by the Presidents of both Demegen and Licensee.

C. SERVICES OF DR. JAYNES. Demegen will provide the services of Dr. Jessie Jaynes, on a part-time basis, to design, plan the synthesis of and interpret testing results regarding such peptides.

D. FUNDING BY LICENSEE. Licensee will fund Demegen's activities under the joint development program in accordance with the following schedule for a total of Two Million Dollars ($2,000,000) over 5 years, subject to Demegen's commitment of providing personnel for such activities at or in excess of the minimum indicated full-time equivalent (FTE) level indicated for said years. Payment by Licensee to Demegen under this provision will be made in


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equal semi-annually installments in advance for the duration of the joint research program. Accordingly, for the first year of the joint research program, $150,000 will be due promptly after the Addendum Effective Date, and $150,000 will be due on the date which is six months after the Addendum Effective Date. Thereafter, one-half of the annual funding will be payable on the annual anniversaries of said dates.

                           RESEARCH FUNDING SCHEDULE

        Program Year                Licensee Funding of                Demegen Min. FTE
                                          Demegen                            Level
        1998 - 1999                     $300,000.00                           2.0
        1999 - 2000                     $350,000.00                           2.3
        2000 - 2001                     $400,000.00                           2.6
        2001 - 2002                     $450,000.00                           3.0
        2002 - 2003                     $500,000.00                           3.0


                ARTICLE VIII. OWNERSHIP OF INTELLECTUAL PROPERTY

A. DEMEGEN INVENTIONS. Nutritional peptides or other technology for use within the Nutritional Field of Use, invented solely by Demegen employees, consultants or other agents shall be owned by Demegen and not jointly owned ("Demegen Inventions").

B. LICENSEE INVENTIONS. Nutritional peptides or other technology for use within the Nutritional Field of Use, invented solely by Licensee's employees, consultants or other agents shall be owned by Licensee and not jointly owned but in the event such Nutritional peptides or other technology are subject to, or were developed from or by use of, Demegen Nutritional Patents and Technology, then they will be subject to the terms of this Addendum, including but not limited to the royalty provisions set forth in Article III and applicable payments in Article IV.

C. JOINT INVENTIONS. Joint Inventions will be jointly owned by Licensee and Demegen ("Joint Inventions").

D. LICENSE OF INVENTIONS.

         1. Subject to the terms of this Addendum, including but not limited to the royalty provisions set forth in Article III and applicable payments in Article IV; Licensee will be granted a world-wide, perpetual, exclusive license with a right to sublicense said license, to use Demegen Inventions and Joint Inventions in the Nutritional Field of Use. Licensee hereby grants to Demegen a world-wide, royalty free, perpetual, exclusive license, in Joint Inventions, with a right to sublicense, for all applications other than to the extent that such applications have been exclusively licensed to Licensee by Demegen; and

         2. With respect to Licensee Inventions or Joint Inventions outside both the Nutritional Field of Use and other uses authorized by this Addendum and the Agreement which either (i) were developed using non-public technology licensed or sublicensed by Demegen under this Addendum and the Agreement or (ii) the development of which



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             was subject to one or more claims included within said technology, then neither Licensee nor Demegen will have the right to commercially exploit said Inventions until a mutually acceptable written agreement is reached covering such commercialization. However, nothing in this paragraph will restrict Licensee from using any invention on a royalty-free basis to the extent that any third party would be free to develop such and do so using publicly available information without violating patents or trade secrets owned by or licensed to Demegen.




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                          ARTICLE IX. RETURN OF RIGHTS

         If Licensee fails to begin to develop specific plans for applications for particular Crops, uses or territories subject to this Addendum within three years of the Addendum Effective Date, Demegen may propose a specific plan for such and bring to Licensee a suitable party ready, willing and able to implement such plan. If Licensee does not reach an agreement with such party for the particular Crop(s) involved, or develop and initiate a suitable alternative plan for development internally or with another party, then Demegen may request that Licensee's rights to Licensed Patents and Demegen Technology in said area(s) be returned to Demegen so as to permit Demegen to pursue said plan. Licensee shall not unreasonably refuse to return said rights to Demegen, provided, however, that Licensee will retain a non exclusive license to Licensed Patents and Licensed Technology in said area(s) unless the parties negotiate otherwise. As long as Licensee is not in breach of any material term of this agreement, it will not be compelled under this Article IX to turn over to Demegen any of Licensee's rights in Joint Inventions without compensation. If the parties are unable to agree on the application of this provision with respect to a particular Crop application, or the terms of a license for such application, then the matter will be submitted to arbitration in accordance with the provisions of Paragraph J of Article XVIII of the Agreement.

                          ARTICLE X. COMMERCIALIZATION

A. MARKETING OBLIGATIONS. Licensee, at Licensee's sole expense, shall: (1) act with commercially reasonable judgment and diligence to develop commercially marketable Licensed Nutritional Plant Products, and to develop competitive markets for those Licensed Nutritional Products; (2) actively seek sublicensees or partners for Licensed Nutritional Products, uses of Licensed Nutritional Plant Products or in geographic areas Licensee is not actively pursuing on its own; and (3) from time to time, at the request of a party, but no less than semi-annually, Licensee and Demegen will meet to discuss Licensee's marketing activities as set forth above.

B. REGULATORY APPROVAL. Licensee, at Licensee's expense, will undertake all reasonable efforts required to file and subsequently to obtain any state, federal, or other governmental license or regulatory clearance necessary for the use of Licensed Nutritional Plant Products. Any research necessary or desirable for the commercialization or marketing of Licensed Nutritional Plant Products by Licensee shall be the sole responsibility of Licensee. Licensee, at Licensee's sole expense, will prepare and deliver all necessary and appropriate documents, and take all reasonably necessary and appropriate actions, to seek to obtain any such license or regulatory clearance. All such registrations or clearances will be held in Licensee's name and will be owned exclusively by Licensee.




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             ARTICLE XI. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

A. AUTHORITY. Each party represents and warrants to the other party that it has the power and authority to enter into this Addendum and to perform its obligations hereunder.

B. DEMEGEN WARRANTIES. Demegen further warrants that LSU has consented to this Addendum under Paragraph 2.2 of the Supplemental Licensing Terms and Conditions of the LSU License, and that as of the date of execution of this Agreement Demegen has no knowledge of any intellectual property rights of third parties other than those disclosed in this Addendum, to which the use of the technology as licensed to Licensee under this Addendum would be subject.

C. EXCLUSIONS. Demegen and LSU make no warranty or representation whatsoever as to the usefulness of Demegen Nutritional Patents and Technology or Licensed Nutritional Products, or their fitness for the purpose for which they are intended or for any other purpose. Demegen and LSU make no representations, and extend no warranties of any kind, either express or implied, except as expressly provided in this Agreement.

D. ADDITIONAL DISCLAIMERS. Nothing in this Addendum shall be construed as:

         1. A warranty or representation by Demegen or LSU as to the validity, enforceability, scope, or inventorship of any patent; or

         2. A warranty or representation by Demegen or LSU that anything licensed, sublicensed, made, used, sold, imported, or otherwise disposed of under any license granted in or sublicense permitted by this Addendum is or will be free from infringement of patents of third parties or other rights of third parties; or

         3. An obligation that Demegen or LSU bring or litigate actions against third parties for infringement, except to the extent and in the circumstances stated in Article XIV of this Addendum; or

         4. A requirement that Demegen or LSU file or prosecute any patent application, secure the issuance of any patent, or maintain any patent; or

         5. An establishment of a partnership, joint venture, agency, or employer-employee relationship between the parties; and neither party shall represent the contrary to anyone else.




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E. DISCLAIMER OF RESPONSIBILITY. Neither Demegen nor LSU assume any responsibilities whatever for any damages caused to Licensee, any Affiliate, any vendees, other transferees, or sublicensees of Licensee or its Affiliates, or by any product or process incorporating or made by the Nutrition Patents and Technology, or incorporating or made by the use of any information furnished under this Addendum.

                           ARTICLE XII. EFFECTIVE DATE

         The provisions of this Addendum will become effective only upon the separate approval of the terms and conditions set forth herein by the Board of Directors of both Demegen and Licensee.

                            ARTICLE XIII. TERMINATION

A. This Addendum will terminate if the conditions set forth in Article XII are not satisfied by November 15, 1998, or such later date as may be mutually agreed upon by Demegen and Licensee.

B. Demegen may terminate this Addendum and the license granted hereunder upon written notice to Licensee in the event that Licensee shall materially breach its obligations under this Addendum and such default is not cured within thirty
(30) days of receipt of a written demand from Demegen to cure said default. Termination of the Addendum under this provision will not operate to terminate Licensee's other rights and obligations under the Agreement, provided that Licensee is not also in material breach of its other obligations under the Agreement.

C. Licensee shall have the right to terminate this Addendum on the first anniversary of the Addendum Effective Date or anytime thereafter upon one hundred thirty-five (135) days advance written notice to Demegen. Any such termination of this Addendum will not affect any other rights or obligations of Licensee under the Agreement not set forth in this Addendum.

D. Upon termination of this Addendum, Licensee's license and other rights under the Addendum will terminate. However, the rights of sublicensees of Licensee will continue following such termination provided that the sublicensees agree to make all future royalty payments and license fees under their sublicense agreements directly to Demegen. In addition, (i) Licensee shall have the right to sell its existing inventory of Licensed Nutritional Plant Products until such inventory is exhausted, provided that Licensee pays any earned royalties or other amounts which may be due under this Addendum with respect to such sales; and (ii) Licensee shall remain obligated to pay to Demegen any unpaid license fees, minimum royalties, earned royalties and benchmark payments which had accrued prior to termination; except that, if Licensee terminates this Agreement under Paragraph C above, Licensee will not be required to make any minimum royalty payment or benchmark payment which had accrued after the date of the advance written notice of said termination to Demegen, or within thirty (30) days prior to such notice.

                          ARTICLE XIV. OTHER PROVISIONS

A. To the extent applicable, the provisions of Article XII through XIX of the Agreement will apply to the activities of the parties under this Addendum. In this connection, for purposes of the Agreement, references to Licensed Products in Articles XII through XIX shall also be deemed to include Licensed Nutritional Products, and references to Licensed Patents will also be deemed to include the patents included within Demegen Nutritional Patents and Technology.

B. In view of the change of the corporate name of Demegen, all references to Demeter in the Agreement will now refer to Demegen, Inc. This Paragraph B will survive any termination of this Addendum.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

         The undersigned verify that they have the power to bind to this Agreement the party on behalf of which they are executing below.

WITNESSES:                                          MYCOGEN CORPORATION

/s/  Paul S. Zorner                                 By: /s/Andrew C. Barnes
-------------------                                     -------------------
                                                        Andrew C. Barnes
                                                        Executive Vice President

                                                    Date: 10/13/98

                                                    DEMEGEN, INC.

/s/ James E. Thornton                               By: /s/Richard D. Ekstrom
---------------------                                   ---------------------
                                                        Richard D. Ekstrom
                                                        President

                                                    Date: 10/13/98

                           ACKNOWLEDGEMENT OF ADDENDUM
                     TO LICENSE AND ROYALTY AGREEMENT BY LSU


         Approved and accepted by the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College pursuant to Paragraph 2.2 of the Supplemental Terms of May 1, 1997 License and Royalty Agreement between the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College and Demegen, Inc.



WITNESS:                                          THE BOARD OF SUPERVISORS OF
                                                  LOUISIANA STATE UNIVERSITY
__________________________________                AND AGRICULTURAL AND
                                                  MECHANICAL COLLEGE
__________________________________

                                                  By: __________________________
                                                      Allan A. Copping

                                                  Title: President

                              ADDENDUM SCHEDULE "A"

                        Technical Feasibility Benchmarks

The "Technical Benchmarks" for genetic expression of Demegen nutritional proteins in recombinant monocot and dicot plants are as follows:

1. Genetically stable expression of a Demegen nutritional protein in a recombinant monocot or dicot plant (with the exception of sweet potato) at two percent (2%) or better of the total protein in that plant tissue that serves as that portion fed to an animal, e.g., alfalfa foliage (leaves) or rice grain (seeds).

2. Proof of genetic expression will be determined through the use of one or several standard "Northern", "Western" and immunological plant tissue test methods.

The specific design of experiments to determine the achievement of these benchmarks must be agreed to beforehand by both Mycogen and Demegen.

                              ADDENDUM SCHEDULE "B"

                            Animal Feeding Benchmarks

The animal feeding benchmark goals that must be met to prove the safety and nutritional feeding benefits of Demegen nutritional proteins are as follows:

1. No adverse health effects to the animal such as toxicity or allergic reactions that are directly attributable to the Demeter nutritional protein(s).

2. Statistically significant (P(is less than)0.5) evidence that the Demegen nutritional protein(s) is a more efficient protein source than the protein normally found in a standard animal feed ration where efficient is defined as achieving one or more of the following during the first quarter of the animal's feeding cycle:

               a) Improved animal gain per pound of ration fed
               b) Lower ration cost for an equivalent pound of animal gain
               c) Faster growth rate per dollar cost of ration
               d) Acceptable substitute (in terms of comparable costs and nutrition benefit) for a current feed ingredient that is considered less desirable

The specific design of experiments to determine the achievement of these benchmarks must be agreed to beforehand by both Mycogen and Demegen.